Exhibit 4.1

Text of Amendments to Restated Bylaws

Article I, Section 5 of the Bylaws shall now read as follows:

Section 5. Organization and Conduct of Business. Such person (including any substitute for such person) as the Board of Directors may have designated or, in the absence of any such designation or in the absence of the person or substitute so designated, the Chairman of the Board of Directors or, in his or her absence, the Chief Executive Officer of the Corporation or, in his or her absence, the President, shall call to order any meeting of the stockholders and shall preside at and act as chairman of the meeting.  In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as he or she deems to be appropriate.  The chairman of any meeting of stockholders shall have the power to adjourn the meeting to another place and time.  The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced by the chairman at the meeting.  If no such announcement is made, the polls shall be deemed to have opened when the meeting is convened and closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

Article IV, Section 5 of the Bylaws was amended to read in its entirety as follows:

Section 5. Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and, if the Board of Directors shall not have designated a different chairman of the meeting, at all meetings of the stockholders at which he or she is present and shall have such authority and perform such duties as may be prescribed by these Bylaws or from time to time be determined by the Board of Directors.